Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-150561), Form S-4 (No. 333-144497), and Form S-8 (No. 333-115851, No. 333-135525, No. 333-161138 and No. 333-157728) of Sun Healthcare Group, Inc. of our report dated July 14, 2010 relating to the combined balance sheet of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc. as of March 31, 2010, which appears in this Current Report on Form 8-K of Sun Healthcare Group, Inc.

/s/ PricewaterhouseCoopers LLP
Irvine, California
August 3, 2010